FOR IMMEDIATE RELEASE
Contact:
Aircastle Advisor LLC    The IGB Group
Frank Constantinople, SVP Investor Relations    Leon Berman
Tel: +1-203-504-1063    Tel: +1-212-477-8438
fconstantinople@aircastle.com     lberman@igbir.com

Aircastle Announces Third Quarter 2017 Results
Quarterly Dividend Increased 7.7% to $0.28 per Common Share

Key Financial Metrics

•	Total lease rental and finance and sales-type lease revenues were $178.1 million, down 4.9%

•	Total revenues were $191.4 million, down 1.7%

•	Net income was $57.4 million, or $0.73 per diluted common share versus net income of $27.4 million, or $0.35 per diluted common share in the third quarter of 2016

•	Adjusted net income(1) was $64.4 million, or $0.82 per diluted common share versus adjusted net income of $29.7 million, or $0.38 per diluted common share in the third quarter of 2016

•	Adjusted EBITDA(1) was $199.5 million, up 10.2%

•	Cash ROE(1) was 15.2%; net cash interest margin(1) was 8.8%
Highlights

•	Acquired thirteen narrow-body aircraft for $359 million during the third quarter, and 28 aircraft year-to-date for $635 million

•	Closed or committed to acquire 39 additional mid-age narrow-body aircraft in the fourth quarter of 2017 for $860 million

•	Sold fifteen aircraft during the third quarter and 29 aircraft year-to-date; sales included three wide-bodies, three freighters, and one classic aircraft; year-to-date gain on sale of $35.9 million

•	Declared our 46th consecutive quarterly dividend and increased it to $0.28 from $0.26, or 7.7%; This is our eighth dividend increase in seven years

Stamford, CT.  November 2, 2017 – Aircastle Limited (the “Company” or “Aircastle”) (NYSE: AYR) reported third quarter 2017 net income of $57.4 million, or $0.73 per diluted common share, and adjusted net income of $64.4 million, or $0.82 per diluted common share. The third quarter results included total revenues of $191.4 million, a decrease of 1.7%, versus $194.7 million in the third quarter of 2016.
Commenting on the results, Mike Inglese, Aircastle’s CEO, stated, “During the third quarter, we continued to have success in a competitive market, sourcing profitable acquisitions while simultaneously optimizing our fleet mix and realizing substantial gains on sale. With our recently announced acquisition of 20 high-quality, mid-age, narrow-body aircraft, we expect to complete $1.5 billion in aircraft investments during

________________________________________
(1) Refer to the selected financial information accompanying this press release for a reconciliation of GAAP to Non-GAAP numbers.

2017. This will expand our owned and managed fleet to over 220 aircraft by year end, while maintaining our conservative balance sheet and limited long-term purchase commitments.”

Mr. Inglese concluded, “We are pleased with the success we’ve had growing our business over time and establishing Aircastle’s leading competitive position in the mid-life market segment. On this basis, we are increasing our quarterly dividend by 7.7% to $0.28 per share, our eighth quarterly dividend increase in seven years. By executing our proven investment strategy, we will continue to grow profitably and responsibly in order to create long-term value for our investors.”

Financial Results

(In thousands, except share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Total revenues	$191,411	$194,652	$619,218	$568,305
Lease rental and finance and sales-type lease revenues	$178,099	$187,329	$567,734	$550,696
Adjusted EBITDA(1)	$199,535	$181,145	$617,031	$547,460
Net income	$57,431	$27,437	$92,754	$83,729
Per common share - Diluted	$0.73	$0.35	$1.18	$1.06
Adjusted net income(1)	$64,387	$29,706	$112,526	$98,002
Per common share - Diluted	$0.82	$0.38	$1.43	$1.24

(1) Refer to the selected financial information accompanying this press release for a reconciliation of GAAP to Non-GAAP numbers.

Third Quarter Results
Total revenues were $191.4 million, a decrease of $3.2 million, or 1.7%, from the prior year. The decrease was due to a $9.2 million decline in lease rental and finance and sales-type lease revenues, partially offset by a $7.7 million increase in maintenance revenues primarily due to the transition of one narrow-body and one wide-body aircraft during the third quarter of 2017.
Lease rental and finance and sales-type lease revenues were $178.1 million versus $187.3 million the prior year. The 4.9% decrease reflects the net year-over-year impact from aircraft acquisitions, dispositions and lease extensions.
Net income was $57.4 million, an improvement of $30.0 million compared to net income of $27.4 million in the previous year. Lower total revenues of $3.2 million were offset by a $21.7 million increase in gains from the sale of flight equipment and a $10.5 million reduction in aircraft impairment charges.

Adjusted net income improved by $34.7 million to $64.4 million. Lower revenues of $3.2 million were offset by a $32.2 million combined increase in gains from the sale of flight equipment and lower aircraft impairment charges, and a $4.1 million positive adjustment associated with deferred financing and loan termination fees that were recognized during the third quarter of 2017.

Adjusted EBITDA was $199.5 million, up 10.2%, or $18.4 million, versus the same quarter last year. This result is driven primarily by increases of $21.7 million in gains from aircraft sales and $7.7 million of higher maintenance revenue, partially offset by lower total lease revenue and finance and sales-type lease revenue of $9.2 million.

Aviation Assets

During the third quarter, we acquired thirteen aircraft for $359 million. For the first nine months of 2017, we purchased 28 aircraft for $635 million. The aircraft we've acquired year to date had a weighted average age of 9.9 years and a weighted average remaining lease term of 7.1 years. For the full year, we expect to complete $1.5 billion in aircraft acquisitions.

During the third quarter of 2017, we sold fifteen aircraft, including two freighters, three wide-bodies and one classic aircraft, for total sales proceeds of $527 million.

During the first three quarters of 2017, we sold 29 aircraft for proceeds of $765 million and a net gain on sale of $35.9 million. The average age of the aircraft sold was 11.8 years with an average remaining lease term of 5.2 years. We expect to record additional asset sales activity during the fourth quarter of 2017, including all five remaining classic aircraft that we own. For the full year, we expect total sales proceeds of almost $900 million.

Our fleet utilization during the third quarter was 100%. As of September 30, 2017, Aircastle owned 192 aircraft having a net book value of $6.0 billion. We also manage thirteen aircraft with a net book value of $661 million dollars on behalf of our joint ventures with Ontario Teachers’ Pension Plan and IBJ Leasing of Japan.

Owned Aircraft	As of September 30, 2017(1)	As of September 30, 2016(1)
Net Book Value of Flight Equipment ($ mils.)	$5,979	$6,270
Net Book Value of Unencumbered Flight Equipment ($ mils.)	$4,572	$4.343
Number of Aircraft	192	175
Number of Unencumbered Aircraft	163	139
Weighted Average Fleet Age (years)(2)	8.7	7.6
Weighted Average Remaining Lease Term (years)(2)	4.7	5.3
Weighted Average Fleet Utilization for the quarter ended(3)	100.0%	98.2%
Portfolio Yield for the quarter ended(2)(4)	12.3%	12.4%
Net Cash Interest Margin(5)	8.8%	8.7%

Managed Aircraft on behalf of Joint Ventures
Net Book Value of Flight Equipment ($ mils.)	$661	$629
Number of Aircraft	13	11
_______________

(1)	Calculated using net book value of flight equipment held for lease and net investment in finance leases at period end.

(2)	Weighted by net book value.

(3)	Aircraft on-lease days as a percent of total days in period weighted by net book value.

(4)
Lease rental revenue and interest income and cash collections on finance and sales-type leases for the period as a percent of the average net book value of flight equipment held for lease and our investment in finance and sales-type leases for the period; quarterly information is annualized.

(5)
Refer to the selected financial information accompanying this press release for a reconciliation of GAAP to Non-GAAP numbers. The calculation of Net Cash Interest Margin has been revised in this presentation to include collections from finance and sales-type leases minus interest on borrowings.

Financing Activity

Year-to-date, we’ve secured $500 million of new financing. During the first quarter of 2017, we issued $500 million in unsecured Senior Notes due 2024 bearing a coupon of 4.125%. On April 17, 2017 we repaid $500 million of maturing, unsecured Senior Notes bearing a coupon of 6.75%. The associated annual interest expense savings is approximately $13.1 million.

Common Dividend

On October 31, 2017, Aircastle’s Board of Directors declared a fourth quarter 2017 cash dividend on its common shares of $0.28 per share, payable on December 15, 2017 to shareholders of record on November 30, 2017. This is our 46th consecutive dividend and represents a 7.7% increase over the previous quarter’s cash dividend. Over the last seven years, Aircastle has increased its dividend eight times.

Conference Call

In connection with this earnings release, management will host an earnings conference call on Thursday, November 2, 2017 at 10:00 A.M. Eastern time. All interested parties are welcome to participate on the live call. The conference call can be accessed by dialing (800) 239-9838 (from within the U.S. and Canada) or (323) 794-2551 (from outside of the U.S. and Canada) ten minutes prior to the scheduled start and referencing the passcode "4661189".

A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.aircastle.com. Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast. In addition to this earnings release an accompanying power point presentation has been posted to the Investor Relations section of Aircastle’s website.

For those who are not available to listen to the live call, a replay will be available until 1:00 P.M. Eastern time on Saturday, December 2, 2017 by dialing (888) 203-1112 (from within the U.S. and Canada) or (719) 457-0820 (from outside of the U.S. and Canada); please reference passcode “1757279”.

About Aircastle Limited

Aircastle Limited acquires, leases and sells commercial jet aircraft to airlines throughout the world. As of September 30, 2017, Aircastle owned and managed on behalf of its joint ventures 205 aircraft leased to 71 customers located in 38 countries.

Safe Harbor

All statements in this press release, other than characterizations of historical fact, are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include, but are not necessarily limited to, statements relating to our proposed public offering of notes and our ability to acquire, sell, lease or finance aircraft, raise capital, pay dividends, and increase revenues, earnings, EBITDA, Adjusted EBITDA, Adjusted Net Income, Cash Return on Equity and Net Cash Interest Margin and the global aviation industry and aircraft leasing sector. Words such as "anticipates," "expects," "intends," "plans," "projects," "believes," "may," "will," "would," "could," "should," "seeks," "estimates" and variations on these words and similar expressions are intended to identify such forward-looking statements. These statements are based on our historical performance and that of our subsidiaries and on our current plans, estimates and expectations and are subject to a number of factors that could lead to actual results materially different from those described in the forward-looking statements; Aircastle can give no assurance that its expectations will be attained. Accordingly, you should not place undue reliance on any such forward-looking statements which are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this press release. These risks or uncertainties include, but are not limited to, those described from time to time in Aircastle's filings with the SEC and previously disclosed under "Risk Factors" in Item 1A of Aircastle's 2016 Annual Report on Form 10- K. In addition, new risks and uncertainties emerge from time to time, and it is not possible for Aircastle to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. Aircastle expressly disclaims any obligation to revise or update publicly any forward-looking statement to reflect future events or circumstances.

Aircastle Limited and Subsidiaries
Consolidated Balance Sheets
(Dollars in thousands, except share data)

	September 30, 2017	December 31, 2016
	(Unaudited)
ASSETS
Cash and cash equivalents	$662,649	$455,579
Restricted cash and cash equivalents	20,536	53,238
Accounts receivable	5,708	6,035
Flight equipment held for lease, net of accumulated depreciation of $1,168,064 and $1,224,899, respectively	5,490,164	6,247,585
Net investment in finance and sales-type leases	488,408	260,853
Unconsolidated equity method investments	76,098	72,977
Other assets	131,395	148,398
Total assets	$6,874,958	$7,244,665
LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Borrowings from secured financings, net of debt issuance costs	$874,874	$1,219,034
Borrowings from unsecured financings, net of debt issuance costs	3,286,240	3,287,211
Accounts payable, accrued expenses and other liabilities	145,691	127,527
Lease rentals received in advance	51,937	62,225
Security deposits	120,320	122,597
Maintenance payments	523,922	591,757
Total liabilities	5,002,984	5,410,351
Commitments and Contingencies
SHAREHOLDERS’ EQUITY
Preference shares, $0.01 par value, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Common shares, $0.01 par value, 250,000,000 shares authorized, 78,707,968 shares issued and outstanding at September 30, 2017; and 78,593,133 shares issued and outstanding at December 31, 2016	787	786
Additional paid-in capital	1,525,766	1,521,190
Retained earnings	347,248	315,890
Accumulated other comprehensive loss	(1,827)	(3,552)
Total shareholders’ equity	1,871,974	1,834,314
Total liabilities and shareholders’ equity	$6,874,958	$7,244,665

Aircastle Limited and Subsidiaries
Consolidated Statements of Income
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenues:
Lease rental revenue	$171,687	$181,975	$551,371	$537,670
Finance and sales-type lease revenue	6,412	5,354	16,363	13,026
Amortization of lease premiums, discounts and incentives	(2,388)	(521)	(8,780)	(5,419)
Maintenance revenue	14,507	6,829	55,738	20,603
Total lease revenue	190,218	193,637	614,692	565,880
Other revenue	1,193	1,015	4,526	2,425
Total revenues	191,411	194,652	619,218	568,305
Operating expenses:
Depreciation	70,018	76,201	227,446	227,918
Interest, net	60,636	61,797	185,376	188,490
Selling, general and administrative (including non-cash share-based payment expense of $2,506 and $2,059 for the three months ended, and $10,636 and $5,796 for the nine months ended September 30, 2017 and 2016, respectively)	17,137	15,985	55,491	46,883
Impairment of flight equipment	—	10,462	80,430	27,185
Maintenance and other costs	2,572	1,834	7,846	5,504
Total expenses	150,363	166,279	556,589	495,980
Other income (expense):
Gain (loss) on sale of flight equipment	21,642	(73)	35,926	14,932
Other	(360)	(210)	(3,069)	(136)
Total other income (expense)	21,282	(283)	32,857	14,796
Income from continuing operations before income taxes and earnings of unconsolidated equity method investments	62,330	28,090	95,486	87,121
Income tax provision	6,195	2,458	8,536	8,782
Earnings of unconsolidated equity method investments, net of tax	1,296	1,805	5,804	5,390
Net income	$57,431	$27,437	$92,754	$83,729
Earnings per common share — Basic:
Net income per share	$0.73	$0.35	$1.18	$1.06
Earnings per common share — Diluted:
Net income per share	$0.73	$0.35	$1.18	$1.06
Dividends declared per share	$0.26	$0.24	$0.78	$0.72

Aircastle Limited and Subsidiaries
Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Nine Months Ended September 30,
	2017	2016
Cash flows from operating activities:
Net income	$92,754	$83,729
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	227,446	227,918
Amortization of deferred financing costs	15,860	13,567
Amortization of lease premiums, discounts and incentives	8,780	5,419
Deferred income taxes	(1,369)	3,129
Non-cash share-based payment expense	10,636	5,796
Cash flow hedges reclassified into earnings	1,725	9,074
Security deposits and maintenance payments included in earnings	(17,147)	(12,844)
Gain on sale of flight equipment	(35,926)	(14,932)
Impairment of flight equipment	80,430	27,185
Other	2,078	(4,712)
Changes in certain assets and liabilities:
Accounts receivable	415	1,699
Other assets	(6,980)	3,815
Accounts payable, accrued expenses and other liabilities	17,648	16,459
Lease rentals received in advance	(2,892)	2,111
Net cash and restricted cash provided by operating activities	393,458	367,413
Cash flows from investing activities:
Acquisition and improvement of flight equipment	(353,492)	(792,270)
Proceeds from sale of flight equipment	764,984	488,749
Net investment in finance and sales-type leases	(246,871)	(78,892)
Collections on finance and sales-type leases	23,673	14,413
Aircraft purchase deposits and progress payments, net of returned deposits and aircraft sales deposits	(14,068)	(14,035)
Unconsolidated equity method investments and associated costs	—	(12,686)
Other	(405)	(812)
Net cash and restricted cash provided by (used in) investing activities	173,821	(395,533)
Cash flows from financing activities:
Repurchase of shares	(4,862)	(36,573)
Proceeds from secured and unsecured debt financings	500,000	999,350
Repayments of secured and unsecured debt financings	(852,451)	(489,134)
Deferred financing costs	(8,540)	(17,273)
Restricted secured liquidity facility collateral	—	65,000
Liquidity facility	—	(65,000)
Security deposits and maintenance payments received	138,813	123,767
Security deposits and maintenance payments returned	(104,475)	(37,036)
Dividends paid	(61,396)	(56,702)
Other	—	(2,073)
Net cash and restricted cash (used in) provided by financing activities	(392,911)	484,326
Net increase in cash and restricted cash	174,368	456,206
Cash and restricted cash at beginning of period	508,817	254,041
Cash and restricted cash at end of period	$683,185	$710,247

Aircastle Limited and Subsidiaries
Selected Financial Guidance Elements for the Fourth Quarter of 2017
($ in millions, except for percentages)
(Unaudited)

Guidance Item	Q4:17
Lease rental revenue	$172 - $176
Finance lease revenue	$8 - $9
Maintenance revenue	$0 - $2
Amortization of net lease discounts and lease incentives	$(2) - $(3)
SG&A(1)	$17 - $18
Depreciation	$71 - $75
Interest, net	$55 - $57
Gain on sale	$12 - $20
Full year effective tax rate	9% - 10%

(1)	Includes ~$2.4M of non-cash share-based payment expense.

Aircastle Limited and Subsidiaries
Supplemental Financial Information
(Amount in thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenues	$191,411	$194,652	$619,218	$568,305

EBITDA(1)	$196,668	$168,414	$522,892	$514,338

Adjusted EBITDA(1)	$199,535	$181,145	$617,031	$547,460

Net income	$57,431	$27,437	$92,754	$83,729
Net income allocable to common shares	$57,016	$27,200	$92,083	$83,043
Per common share - Basic	$0.73	$0.35	$1.18	$1.06
Per common share - Diluted	$0.73	$0.35	$1.18	$1.06

Adjusted net income(1)	$64,387	$29,706	$112,526	$98,002
Adjusted net income allocable to common shares	$63,922	$29,449	$111,712	$97,199
Per common share - Basic	$0.82	$0.38	$1.43	$1.24
Per common share - Diluted	$0.82	$0.38	$1.43	$1.24

Basic common shares outstanding	78,237	77,990	78,197	78,230
Diluted common shares outstanding(2)	78,375	78,022	78,366	78,266
_______________

(1)	Refer to the selected information accompanying this press release for a reconciliation of GAAP to Non-GAAP information.

(2)
For the three and nine months ended September 30, 2017, includes 137,810 and 169,053 dilutive shares, respectively. For the three and nine months ended September 30, 2016, includes 32,235 and 35,804 dilutive shares, respectively.

Aircastle Limited and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
EBITDA and Adjusted EBITDA Reconciliation
(Dollars in thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net income	$57,431	$27,437	$92,754	$83,729
Depreciation	70,018	76,201	227,446	227,918
Amortization of lease premiums, discounts and incentives	2,388	521	8,780	5,419
Interest, net	60,636	61,797	185,376	188,490
Income tax provision	6,195	2,458	8,536	8,782
EBITDA	196,668	168,414	522,892	514,338
Adjustments:
Impairment of flight equipment	—	10,462	80,430	27,185
Non-cash share-based payment expense	2,506	2,059	10,636	5,796
Loss on mark-to-market of interest rate derivative contracts	361	210	3,073	141
Adjusted EBITDA	$199,535	$181,145	$617,031	$547,460

We define EBITDA as income (loss) from continuing operations before income taxes, interest expense, and depreciation and amortization. We use EBITDA to assess our consolidated financial and operating performance, and we believe this non-U.S. GAAP measure is helpful in identifying trends in our performance.
This measure provides an assessment of controllable expenses and affords management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieving optimal financial performance. It provides an indicator for management to determine if adjustments to current spending decisions are needed.
EBITDA provides us with a measure of operating performance because it assists us in comparing our operating performance on a consistent basis as it removes the impact of our capital structure (primarily interest charges on our outstanding debt) and asset base (primarily depreciation and amortization) from our operating results. Accordingly, this metric measures our financial performance based on operational factors that management can impact in the short-term, namely the cost structure, or expenses, of the organization. EBITDA is one of the metrics used by senior management and the Board of Directors to review the consolidated financial performance of our business.
We define Adjusted EBITDA as EBITDA (as defined above) further adjusted to give effect to adjustments required in calculating covenant ratios and compliance as that term is defined in the indenture governing our senior unsecured notes. Adjusted EBITDA is a material component of these covenants.

Aircastle Limited and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
Adjusted Net Income Reconciliation
(Dollars in thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net income	$57,431	$27,437	$92,754	$83,729
Loan termination fee(1)	1,070	—	2,058	1,509
Loss on mark-to-market of interest rate derivative contracts(2)	361	210	3,073	141
Write-off of deferred financing fees(1)	3,019	—	4,005	1,972
Non-cash share-based payment expense(3)	2,506	2,059	10,636	5,796
Hedge loss amortization charges(1)	—	—	—	4,855
Adjusted net income	$64,387	$29,706	$112,526	$98,002
_______________

(1)	Included in Interest, net.

(2)	Included in Other income (expense).

(3)	Included in Selling, general and administrative expenses.

Management believes that ANI, when viewed in conjunction with the Company’s results under U.S. GAAP and the above reconciliation, provides useful information about operating and period-over-period performance and additional information that is useful for evaluating the underlying operating performance of our business without regard to periodic reporting elements related to interest rate derivative accounting, changes related to refinancing activity and non-cash share-based payment expense.

Aircastle Limited and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
Cash Return on Equity Calculation
(Dollars in thousands)
(Unaudited)

Period	CFFO	Finance Lease Collections	Gain on Sale of Flt. Eqt.	Deprec.	Distributions in excess (less than) Equity Earnings	Cash Earnings	Average Shareholders Equity	Trailing 12 Month Cash ROE
2011	$359,377	$—	$39,092	$242,103	$—	$156,366	$1,370,513	11.4%
2012	$427,277	$3,852	$5,747	$269,920	$—	$166,956	$1,425,658	11.7%
2013	$424,037	$9,508	$37,220	$284,924	$—	$185,841	$1,513,156	12.3%
2014	$458,786	$10,312	$23,146	$299,365	$667	$193,546	$1,661,228	11.7%
2015	$526,285	$9,559	$58,017	$318,783	$(530)	$274,548	$1,759,871	15.6%
2016	$468,092	$19,413	$39,126	$305,216	$(1,782)	$219,633	$1,789,256	12.3%
LTM Q3:17	$494,137	$28,673	$60,120	$304,744	$575	$278,761	$1,836,511	15.2%

Note: LTM Average Shareholders’ Equity is the average of the most recent five quarters period end Shareholders’ Equity. Management believes that the cash return on equity metric (“Cash ROE”) when viewed in conjunction with the Company’s results under U.S. GAAP and the above reconciliation, provide useful information about operating and period-over-period performance, and provide additional information that is useful for evaluating the underlying operating performance of our business without regard to periodic reporting impacts related to non-cash revenue and expense items and interest rate derivative accounting, while recognizing the depreciating nature of our assets.

Aircastle Limited and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
Net Cash Interest Margin Calculation
(Dollars in thousands)
(Unaudited)

Period	Average NBV	Quarterly Rental Revenue(1)	Cash Interest(2)	Annualized Net Cash Interest Margin(1)(2)
Q1:12	$4,388,008	$152,242	$44,969	9.8%
Q2:12	$4,542,477	$156,057	$48,798	9.4%
Q3:12	$4,697,802	$163,630	$41,373	10.4%
Q4:12	$4,726,457	$163,820	$43,461	10.2%
Q1:13	$4,740,161	$162,319	$48,591	9.6%
Q2:13	$4,840,396	$164,239	$44,915	9.9%
Q3:13	$4,863,444	$167,876	$47,682	9.9%
Q4:13	$5,118,601	$176,168	$49,080	9.9%
Q1:14	$5,312,651	$181,095	$51,685	9.7%
Q2:14	$5,721,521	$190,574	$48,172	10.0%
Q3:14	$5,483,958	$182,227	$44,820	10.0%
Q4:14	$5,468,637	$181,977	$44,459	10.1%
Q1:15	$5,743,035	$181,027	$50,235	9.1%
Q2:15	$5,967,898	$189,238	$51,413	9.2%
Q3:15	$6,048,330	$191,878	$51,428	9.3%
Q4:15	$5,962,874	$188,491	$51,250	9.2%
Q1:16	$5,988,076	$186,730	$51,815	9.0%
Q2:16	$5,920,030	$184,469	$55,779	8.7%
Q3:16	$6,265,175	$193,909	$57,589	8.7%
Q4:16	$6,346,361	$196,714	$58,631	8.7%
Q1:17	$6,505,355	$200,273	$58,839	8.7%
Q2:17	$6,512,100	$199,522	$55,871	8.8%
Q3:17	$5,985,908	$184,588	$53,457	8.8%
_______________

(1)
Management’s Use of Net Cash Interest Margin: Beginning with this earnings release for the three months ended September 30, 2016, based on the growing level of finance and sales-type lease revenue, management revised the calculation of net cash interest margin to include our net investment in finance and sales-type leases in the average net book value and to include the interest income and cash collections on our net investment in finance and sales-type lease in lease rentals. The calculation of net cash interest margin for all prior periods presented is revised to be comparable with the current period presentation.

(2)
Excludes loan termination payments of $3.0 million in the second quarter of 2013, $1.5 million and $3.5 million in the first quarter and fourth quarter of 2016, respectively, and loan termination payments of $1.0 million in both the second and third quarters of 2017.

We define net cash interest margin as lease rentals from operating leases, interest income and cash collections from finance and sales-type leases minus interest on borrowings, net settlements on interest rate derivatives and other liabilities adjusted for loan termination payments divided by the average net book of flight equipment (which includes net investment on finance and sales-type leases) for the period calculated on a quarterly and annualized basis.

Management believes that net cash interest margin, when viewed in conjunction with the Company’s results under U.S. GAAP and the above reconciliation, provides useful information about the effective deployment of our capital in the context of the yield on our aircraft assets, the utilization of those assets by our lessees, and our ability to borrow efficiently.

Aircastle Limited and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
Reconciliation of Net Income Allocable to Common Shares
(In thousands)
(Unaudited)

	Three Months Ended September 30, 2017		Nine Months Ended September 30, 2017
Weighted-average shares:	Shares	Percent	Shares	Percent
Common shares outstanding – Basic	78,237	99.28%	78,197	99.28%
Unvested restricted common shares	570	0.72%	569	0.72%
Total weighted-average shares outstanding	78,807	100.00%	78,767	100.00%

Common shares outstanding – Basic	78,237	99.82%	78,197	99.78%
Effect of dilutive shares(1)	138	0.18%	169	0.22%
Common shares outstanding – Diluted	78,375	100.00%	78,366	100.00%

Net income allocation
Net income	$57,431	100.00%	$92,754	100.00%
Distributed and undistributed earnings allocated to unvested restricted shares(2)	(415)	(0.72)%	(671)	(0.72)%
Earnings available to common shares	$57,016	99.28%	$92,083	99.28%

Adjusted net income allocation
Adjusted net income	$64,387	100.00%	$112,526	100.00%
Amounts allocated to unvested restricted shares	(465)	(0.72)%	(814)	(0.72)%
Amounts allocated to common shares – Basic and Diluted	$63,922	99.28%	$111,712	99.28%
_______________

(1)
For the three and nine months ended September 30, 2017, distributed and undistributed earnings to restricted shares were 0.72% of net income and adjusted net income. The amount of restricted share forfeitures for all periods present is immaterial to the allocation of distributed and undistributed earnings.

(2)	For all periods presented, dilutive shares represented contingently issuable shares.

Aircastle Limited and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
Reconciliation of Net Income Allocable to Common Shares
(In thousands)
(Unaudited)

	Three Months Ended September 30, 2016		Nine Months Ended September 30, 2016
Weighted-average shares:	Shares	Percent	Shares	Percent
Common shares outstanding – Basic	77,990	99.14%	78,230	99.18%
Unvested restricted common shares	680	0.86%	646	0.82%
Total weighted-average shares outstanding	78,670	100.00%	78,876	100.00%

Common shares outstanding – Basic	77,990	99.96%	78,230	99.95%
Effect of dilutive shares(1)	32	0.04%	36	0.05%
Common shares outstanding – Diluted	78,022	100.00%	78,266	100.00%

Net income allocation
Net income	$27,437	100.00%	$83,729	100.00%
Distributed and undistributed earnings allocated to unvested restricted shares(2)	(237)	(0.86)%	(686)	(0.82)%
Earnings available to common shares	$27,200	99.14%	$83,043	99.18%

Adjusted net income allocation
Adjusted net income	$29,706	100.00%	$98,002	100.00%
Amounts allocated to unvested restricted shares	(257)	(0.86)%	(803)	(0.82)%
Amounts allocated to common shares – Basic and Diluted	$29,449	99.14%	$97,199	99.18%
_______________

(1)
For the three and nine months ended September 30, 2016, distributed and undistributed earnings to restricted shares were 0.86% and 0.82%, respectively, of net income and adjusted net income. The amount of restricted share forfeitures for all periods present is immaterial to the allocation of distributed and undistributed earnings.

(2)	For all periods presented, dilutive shares represented contingently issuable shares.